Exhibit 21.1

LIST OF SUBSIDIARIES OF BRIDGEWATER BANCSHARES, INC.

Subsidiary		Organized Under Laws of
Bridgewater Bank		Minnesota
Subsidiaries of Bridgewater Bank:
	Bridgewater Investment Management, Inc.	Minnesota
	BWB Holdings, LLC	Minnesota